UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2007

PAY88, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51793 (Commission File Number)	20-3136572 (IRS Employer Identification No.)

1053 North Barnstead Road
Barnstead, NH 03225
(Address of Principal Executive Offices, Zip Code)

(603) 776-6044
(Registrant's Telephone Number, Including Area Code)

__________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.

 On October 31, 2007, Pay88, Inc., a Nevada corporation (the “Company” or “we”) consummated the second closing (the “Second Closing”) contemplated by the Subscription Agreements dated September 12, 2007 (the “Financing”) (see the Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 18, 2007). We issued to 3 accredited investors (“Purchasers”), secured convertible promissory notes, in the aggregate principal amount of $1,155,000 (the "Second Closing Notes"). In consideration therefor, the Purchasers agreed to pay to the Company an aggregate of $750,000. The Company received net proceeds from the issuance of the Notes of $707,487.50.

The Second Closing Notes bear interest at the rate of prime plus 4% per annum, payable in either (a) cash equal to 110% of 8.33% of the initial principal amount of the Second Closing Note or (b) absent any event of default, in shares of our common stock at the lesser of (i) $1.00 per share or (ii) 80% of the average of the closing bid prices of our common stock for the 20 trading days preceding the payment date. Said payments commence on March 12, 2008 and all accrued but unpaid interest and any other amounts due thereon are due and payable on March 12, 2009, or earlier upon acceleration following an event of default, as defined in the Second Closing Notes.

All principal and accrued interest on the Second Closing Notes is convertible into shares of our common stock at the election of the Purchasers at any time at the conversion price of $1.00 per share, subject to adjustment for certain issuances, transactions or events that would result in “full ratchet” dilution to the holders.

The notes contain default events which, if triggered and not timely cured (if curable), will result in a default interest rate of an additional 5% per annum. The Second Closing Notes also contain antidilution provisions with respect to certain securities issuances, including the issuances of stock for less than $1.00 per share. In addition, we have to pay the Purchasers 120% plus accrued interest of the outstanding principal amount if we are no longer listed on the Bulletin Board, sell substantially all of our assets or Guo Fan is no longer our Chief Executive Officer.

The Warrants

As part of the Financing, we also issued to the Purchasers an aggregate of 1,155,000 Class A Common Stock Purchase Warrants (the “Class A Warrants”) and 1,155,000 Class B Common Stock Purchase Warrants (the “Class B Warrants”) (collectively, the Class A Warrants and the Class B Warrants are herein referred to as the “Second Closing Warrants”). The Class A Warrants are exercisable at a price of $0.81 per share at any time until September 12, 2012 and the Class B Warrants are exercisable at a price of $1.13 per share at any time until September 12, 2012. The Second Closing Warrants include a cashless exercise provision which is triggered after March 12, 2008 as well as “full ratchet” antidilution provisions with respect to certain securities issuances.

The option of each Purchaser, conversion of the Second Closing Notes, or exercise the Second Closing Warrants, is subject to the restriction that such conversion or exercise, does not result in the Purchaser beneficially owning at any one time more that 4.99% of our outstanding shares of common stock.

The foregoing description of the Second Closing Notes and the Second Closing Warrants, does not purport to be complete and is qualified in its entirety by reference to the Second Closing Notes and the Second Closing Warrants, which are attached as Exhibits 4.1 and 4.2, respectively, to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 18, 2007.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report is incorporated by reference in this Section 2.03.

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02. The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. The Subscription Agreements executed in connection therewith contain representations to support the Company's reasonable belief that each of the Purchasers had access to information concerning its operations and financial condition, is acquiring the securities for its own account and not with a view to the distribution thereof, and is an "accredited investor" as such term is defined in Rule 501 (a) of Regulation D promulgated under the Securities Act. At the time of their issuance, the securities described in Item 1.01 above will be deemed to be restricted securities for purposes of the Securities Act and the certificates representing the securities shall bear legends to that effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAY88, INC.

By:      /s/ Guo Fan
Name: Guo Fan
Title:   President and Chief Executive Officer

Date: November 1, 2007